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                                                                       Exhibit 1

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT ("Agreement") dated January __, 1996, by and among Watson General Corporation, a California corporation ("Purchaser"), on the one hand, and John M. Marencik ("Marencik"), Frances E. Marencik ("F Marencik"), Richard P. Wilkinson ("Wilkinson") and Roger H. Sherwood ("Sherwood") (Marencik, F Marencik, Wilkinson and Sherwood are sometimes referred to herein individually as a "Seller" and collectively as the "Sellers"), on the other hand, and EnviroQuest Technologies, Ltd., a Missouri corporation (the "Company").


                              W I T N E S S E T H:

         WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of the Company, consisting of 948,906 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock"), and all of the outstanding options to purchase shares of Common Stock, consisting of options to purchase 49,879 shares of Common Stock (the "Options") (the Shares and Options are sometimes referred to herein collectively as the "Securities"); and

         Whereas, Sellers desire to sell, and Purchaser desires to purchase, all of the Securities on the terms and conditions herein set forth; and

         Whereas, this Agreement shall replace the agreement in principle dated September 14, 1995 between the Sellers and Purchaser (the "Agreement in Principle");

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


         l. Sale and Purchase of Common Stock. On the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing (as defined in Section 3), each Seller shall sell to Purchaser and Purchaser shall purchase from each Seller the number of Shares set forth in Schedule 4.4 annexed hereto. As the purchase price for the Shares, Purchaser shall at the Closing pay, against delivery to Purchaser of certificates for the Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank, together with the minute books, stock certificate books, stock ledgers and other corporate records of the Company, an aggregate of (a) One Million Twenty Thousand Dollars ($1,020,000.00), of which $220,000 shall be in the form of a non-interest-bearing promissory note (the "Note") due on the second anniversary of the Closing, and (b) a number of shares of the Common Stock of Purchaser (the "Watson Stock") equal to (i) One Million (1,000,000) shares of Watson Stock, less (ii) the number of shares of Watson Stock issued to acquire SIRAS North Central (such number not to exceed 50,000 shares) in accordance with Schedule 7.7 annexed hereto. The consideration represented by (a) and (b) shall sometimes hereinafter be referred to collectively as the "Purchase Price." The Purchase Price shall be allocated among the Sellers pro rata based upon the number of Shares held by each Seller unless written instructions setting forth a different allocation and executed by all affected Sellers are received by the Purchaser prior to the Closing. The cash portion of the Purchase Price shall be reduced by the Thirty-Five Thousand Dollars ($35,000.00) previously paid by Purchaser to the Sellers pursuant to the agreement in principle dated September 14, 1995 among Purchaser and Sellers. The Watson Stock shall be unregistered, but the Sellers shall have registration rights with respect to the Watson Stock as set forth in Exhibit 1 hereto, which
Exhibit is hereby incorporated herein by this reference.


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         2.  Additional Obligations.

                 2.1 Employment Agreements. At the Closing, the Company and Marencik shall enter into an employment agreement in substantially the form of
Exhibit 2.1(a) attached hereto, and the Company and F Marencik shall enter into an employment agreement in substantially the form of Exhibit 2.1(b) attached hereto.

                 2.2 Seller Notes. At the Closing, the Company shall forgive any notes payable to the Company by any Sellers which were outstanding as of the date hereof which have not been paid as of the Closing in an aggregate amount which shall not exceed Forty Thousand Dollars ($40,000.00). In the event Sellers' notes shall exceed said sum, then they shall be forgiven based upon the amount of each note made by each Seller unless written instructions setting forth a different allocation is executed by all affected Sellers and received by the Purchaser prior to the Closing shall be forgiven; provided, however, that notwithstanding the foregoing, no portion of notes in excess of $40,000 to the extent incurred after the date of this Agreement without the prior written consent of the Purchaser.

                 2.3 Personal Guarantees of Sellers. After the Closing, the Company shall use its reasonable best efforts to release the personal guarantees of Sellers which are set forth in Schedule 2.3 annexed hereto and which relate to certain obligations of the Company.

                 2.4 Election of Marencik and Sherwood to Board of Directors of Purchaser. At the Closing, Purchaser's Board of Directors shall elect Marencik and Sherwood to the Board of Directors of Purchaser, and the Company shall use its reasonable best efforts to cause Marencik and Sherwood to remain on the Board of Directors of Purchaser until the earlier of the third anniversary of the Closing or such time as Marencik or Sherwood, as the case may be, is not employed by any of the Company, Purchaser or a subsidiary of Purchaser.

         3. Closing. The closing of the sale and purchase provided for herein (the "Closing") will take place at such time and place as shall be fixed by mutual agreement of the parties (such time and date of Closing herein called the "Closing Date"), but in no event shall the Closing take place later than January 31, 1996 without the express written consent of Purchaser and Sellers except as follows: If Purchaser desires to extend the Closing, Purchaser shall notify Sellers on or before January 22, 1996 of its intention to extend the Closing and shall pay to Marencik, on behalf of Sellers, $165,000 on or before January 31, 1996, at which time Purchaser shall have the right to extend the Closing Date to not later than February 22, 1996. If the Closing does not occur after such extension other than due to failure of Sellers to meet their Closing obligations pursuant to this Agreement, then the $165,000 payment shall be nonrefundable. If the Closing occurs during such extended period, then the $165,000 payment shall be applied to reduce the cash payment otherwise due to the Sellers at the Closing pursuant to Section 1. If all of the conditions to Purchaser's obligation to close have not been satisfied by January 31, 1996 (or February 22, 1996 in the event of an extension by Purchaser) as set forth in Section 7 of this Agreement, then the Closing shall be extended, without cost to Purchaser, until such date as all such conditions have been satisfied.

         4.  Representations, Warranties and Covenants of Sellers

Sellers jointly and severally represent, warrant and covenant to Purchaser as follows:

                 4.1 Due Incorporation and Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The Company has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted. The Company is duly qualified or


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licensed to do business and is in good standing in Missouri.  Neither the character of the properties owned or leased by the Company nor the nature of the business conducted by it requires the qualification of the Company to do business in any other jurisdiction, except as set forth on Schedule 4.1 or where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), operations, business or properties of the Company. The copies of the Articles of Incorporation and By-Laws of the Company, and all amendments of each, that have been delivered to Purchaser by Sellers are true, correct and complete.

                 4.2 Capitalization. The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock, of which 948,906 shares are validly issued and outstanding, and are fully paid and nonassessable and, except as set forth in Schedule 4.2 annexed hereto, owned by the Sellers free and clear of any liens, pledges, encumbrances, charges, agreements or claims and the remainder of which are not outstanding. In addition, as of the date of this Agreement there are outstanding Options to purchase an aggregate of 49,879 shares of Common Stock, all of which Options shall be exercised prior to the Closing; at the Closing, all of the shares of the Common Stock issued upon exercise of the Options shall be validly issued and outstanding, fully paid and nonassessable and, except as set forth in Schedule 4.2 annexed hereto, owned by the Sellers free and clear of any liens, pledges, encumbrances, charges, agreements or claims and the remainder of which are unissued. At the Closing, there will be no authorized or outstanding options, warrants, rights, calls, agreements, contracts, commitments, acquisition rights or any other rights or claims of any character obligating the Company to issue, transfer or redeem any securities, including securities convertible into or evidencing the right to purchase any securities, of the Company, or which restrict the transfer of any securities of the Company.

                 4.3 Subsidiaries. Except as set forth in Schedule 4.3 annexed hereto, the Company does not own any shares of capital stock or other interest, direct or indirect, in any company, partnership or other organizational enterprise.

                 4.4 Ownership of Shares of Common Stock. Except as set forth in Schedule 4.4 annexed hereto, each Seller (a) is the record and beneficial owner, free and clear of any liens, pledges, encumbrances, charges, agreements or claims, of that number of shares of Common Stock set forth on Schedule 4.4 for such Seller and (b) has full right, power, and authority to execute and deliver this Agreement and to perform its or his obligations under this Agreement. Upon payment of the Purchase Price set forth in Section 1 at the Closing, Purchaser will acquire valid title to the Shares, free and clear of any liens, pledges, encumbrances, charges, agreements or claims. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding agreement and obligation of each Seller, enforceable against each Seller in accordance with its terms.

                 4.5 No Consents, Approvals, Violations or Breaches. Except as set forth in Schedule 4.5 annexed hereto, neither the execution and delivery of the Agreement by any Seller, nor the consummation by any Seller of the transactions contemplated hereby, nor compliance by any Seller with any provision hereof, will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (b) violate any provision of the certificate or articles of incorporation or by-laws of the Company, (c) violate any statute, law, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets, (d) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed or trust, license, lease, agreement or other instrument or obligation to which any Seller or the Company is a party or by which any Seller, the Company or


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any of their respective properties or assets may be bound or affected, except where such violation, conflict, breach, default termination, or acceleration would not have a material adverse effect on the business, operations or financial condition of the Company, or (e) result in the creation or imposition of any material claim, lien, charge, or encumbrance of any nature whatsoever upon, or give to others any material claim, interest or rights, including rights of termination or cancellation in, or with respect to, any of the property, assets, contracts, licenses or business of the Company. The Company is not in violation of, or default under, any terms or provisions of its certificate of incorporation or by-laws or any material lien, mortgage, lease, indenture, agreement, instrument, order, judgment, decree or law to which it is a party or by which it is or any of its properties or assets are bound.

                 4.6 Taxes. The Company has filed all federal, state, local and foreign returns and reports which were required to be filed in respect of all taxes, levies, imposts, duties, license and registration fees, charges, assessments, fines or withholding of any nature whatsoever ("Taxes"), all such returns and reports are true and correct to Sellers' best knowledge and belief and, to the extent that any liabilities of the Company for Taxes and penalties and interest thereon have not been charged fully, adequate reserves have been established. No federal, state, local or foreign returns or reports relating to any Taxes of the Company are presently under audit. No waiver of any statute of limitations is in effect in respect of any Taxes. The Company is not in default in the payment of any Taxes due and payable or on any assessments received in respect thereof. To Sellers' best knowledge, all Taxes not yet due have been fully accrued on the books of the Company or adequate reserves have been established therefore. Nothing in this Section 4.6 shall create a breach by any of Sellers of this representation, warranty and covenant relating to Taxes in the event a taxing authority shall determine that additional taxes are due for periods prior to the Closing unless there is a showing that there was a material misrepresentation or fraud by the Company with respect to the subject period(s).

                 4.7 Financial Statements. Sellers have heretofore furnished to Purchaser copies of the financial statements of the Company which are annexed hereto as Schedule 4.7 (such financial statements are herein collectively referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, are true, correct and complete and in accordance with the books and records of the Company and present fairly the financial position and the results of operations and changes in the financial position of the Company as at the dates and for the periods specified, in conformity with generally accepted accounting principles applied on a consistent basis.

                 4.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the balance sheet of the Company at September 30, 1995 included in the Financial Statements (the "September Balance Sheet") or set forth in Schedule 4.8 annexed hereto, the Company does not have any liability, contingent or otherwise, arising out of any state of facts existing on or prior to the date hereof, nor has the Company or any Seller mortgaged, pledged or subjected to lien, charge or other encumbrance any of the assets of the Company, tangible or intangible, except as otherwise disclosed on exhibits and schedules annexed hereto. The Company does not have any power of attorney outstanding or any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligations of any person, corporation, partnership, joint venture, association, organization or entity, except for a guarantee to Boatman's First National Bank on behalf of Chesapeake Bay Financial LLC.

                 4.9 Ownership of Assets; Title to Properties; Absence of Liens and Encumbrances, Etc. The Company does not own any real property.
Schedule 4.9 annexed hereto contains a complete and correct list of all real property leased or used in connection with the operations of the Company. Except as set forth in Schedule 4.9, the Company has good and marketable title to, and the right to use, all of its properties and assets, free and clear of all liens,


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security interests and encumbrances, except as set forth on exhibits and schedules annexed hereto, and the current use of all real properties by the Company complies in all material respect with all applicable zoning laws and building and use restrictions except as otherwise disclosed on exhibits and schedules annexed hereto. Schedule 4.9 sets forth a list by class and location of all fixed assets, equipment, furniture, fixtures, vehicles and other tangible assets having a gross cost in excess of $1,000 which are owned, leased or used by the Company at the date hereof. The Company has the exclusive right to use all such assets subject, in the case of leased property, to its continuing obligations under the leases described in Schedule 4.9. Each lease to which the Company is a party is in good standing and is in full force and effect and there is no default under any such lease nor to any facts exist which with the giving of notice or the passage of time or both would give rise to a default under any such lease. Sellers have delivered or made available to Purchaser complete and correct copies of all leases. Purchaser and the Company agree that the lease between the Company and Marencik and F Marencik relating to 4325 Warwick, Kansas City, Missouri, a complete and correct copy of which has been provided to Purchaser, shall continue in accordance with its terms after the Closing, except for the modifications described in Section 7.8 hereinafter.

                 4.l0 Employee Benefit Plans. Schedule 4.l0 annexed hereto sets forth each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance plan, or any other employee benefit plan including without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of l974, as amended ("ERISA"), to which the Company either contributes or is a party or is bound or under which it may have liability or under which its past or present employees (or their beneficiaries) or any thereof are eligible to participate or derive a benefit (collectively, the "Plans"), all trust agreements or funding agreements, including insurance contracts, relating thereto, and all amendments thereto. Sellers have delivered or made available to Purchaser complete and correct copies of all plans. There is no unfunded past service credit liability with respect to any Plan, and there is no other liability with respect to any Plan other than the liability to pay benefits pursuant to the terms of the Plan.
All payments for vacation pay, sick pay and other employee benefits pursuant to each Plan or otherwise have been made or otherwise accrued for or reserved against in the September Balance Sheet except for such payments or benefits accrued in the ordinary course of business since September 30, 1995 which have been made or otherwise accrued for or reserved against on the books of the Company. All reports required to be filed on or before the Closing Date with the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA and the Code, have been filed with respect to each Plan. All reports to be distributed to employees prior to the Closing Date under ERISA or the Code with respect to each Plan have been distributed and all such reports have been correctly and properly completed. No Plan has engaged in a "prohibited transaction" (as defined in ERISA Section 406 and Section 4975 of the Code) with a "party in interest" (as defined in ERISA
Section 3(14) or a "disqualified person" (as defined in Section 4975(e)(2) of the Code) for which an exemption has not been received from the Department of Labor and/or the Internal Revenue Service, as applicable, and no "reportable event" (as that term is defined in ERISA Section 4043) has occurred with respect to any Plan subject to Title IV of ERISA except as otherwise disclosed on exhibits and schedules annexed hereto. All funds in the Plans have been distributed in accordance with requirements thereof. The Company has not participated in any "multiemployer" Plan as described under Section 4001(a)(3) of ERISA except as set forth in Schedule 4.10, and the Company has not incurred any withdrawal liability under any "multiemployer" Plan.

                 4.11 Litigation. Except as set forth in Schedule 4.11 annexed hereto, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending, or to the knowledge of any Seller threatened, against the Company or the property of the Company.


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                 4.12  Brokers.  None of the Sellers or the Company has engaged any broker in connection with the transactions contemplated by this Agreement and no person or entity acting on behalf of the Company or any Seller is or will be entitled to any brokerage fee, commission, finder's fee or financial advisory fee, directly or indirectly, from the Company or any Seller in connection with the transactions contemplated by this Agreement.

                 4.13 Material Contracts. Schedule 4.13 annexed hereto contains a complete and correct list and summary description of all material (as defined below) contracts, agreements, leases, licenses and other commitments (hereinafter collectively called "Commitments") of the Company at the date of this Agreement. All such Commitments are in full force and effect. Except as otherwise noted and reserved against in the September Balance Sheet or as otherwise disclosed on the schedules and exhibits annexed hereto, none of the Commitments is in default and none of the Commitments will, based upon present facts and circumstances, result in the successful assertion or claim of any liability on the part of the Company, whether arising out of any contract or otherwise, in excess of those anticipated in the normal course of business or covered by insurance. Except as otherwise disclosed in writing to Purchaser prior to the date of this Agreement: no present or prior contract or agreement of the Company (including but not limited to any contract or agreement to which any governmental agency or instrumentality is or was a party) and under which the Company has completed work is subject to any adverse renegotiation or adjustment that would require a payment by the Company, and to the best knowledge of Sellers, no such present contract or agreement under which work is not complete will be subject to any such adverse renegotiation or adjustment. For purposes of this Section 4.13 only, "material" shall mean having a value or requiring the payment of amounts in excess of $5,000.

                 4.14 Insurance. Schedule 4.14 annexed hereto sets forth a list of the policies of fire, liability, title, workers' compensation, officer's life, director's and officer's liability and all other forms of insurance carried by the Company.

                 4.15  No Material Change.  Except as set forth in Schedule
4.15 annexed hereto, in any other schedule or exhibit annexed hereto, or as specifically authorized by this Agreement, since September 30, 1995 there has not been:

                          (a)  any material adverse change in the financial
position, operations, assets, liabilities or the business of the Company nor has there been any material change in the prospects of the Company;

                          (b)  any declaration, setting aside or payment of any
dividend, or any distribution with respect to the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any such stock;

                          (c)  any extraordinary transaction or payments
between (i) any Seller and (ii) the Company;

                          (d)  any material obligations or liabilities
incurred, except trade obligations incurred by the Company in the ordinary course of business ; or

                          (e)  any transfer or lease of any of the assets or
properties of the Company except in the ordinary course of business, or any mortgage, pledge, lien, charge, security interest or other encumbrance, or any damage, destruction or loss, whether or not covered by insurance, to any such assets or properties.


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                 4.16  Indebtedness.  Except as set forth in Schedule 4.16
annexed hereto, the Company does not have any obligations for money borrowed or under any guarantees nor does the Company have any agreements or arrangements to borrow money or to enter into any such guarantee.

                 4.17 Employees and Consultants. Schedule 4.17 annexed hereto contains a true and complete list of all current employees and consultants of the Company showing the rate and frequency of pay for each such person entitled to receive compensation from the Company. Except for salary increases granted in the ordinary course of business or as set forth in Schedule 4.17, no increases in the salaries, bonuses or other employee benefits listed in
Schedule 4.17 have been given or promised.  Except as set forth in Schedule
4.17 annexed hereto, the Company is not a party to any contract with any of its employees, agents, consultants, officers or other representatives that is not cancelable by the Company without penalty or premium on not more than thirty days' notice. Neither the Company nor any Seller has received notice from any employee or consultant of the Company that any such employee or consultant is terminating his or her employment with the Company, nor to the best knowledge of each Seller (without having made specific inquiries of employees) does any such employee or consultant intend to terminate his or her employment with the Company as a result of the transactions contemplated hereby.

                 4.18 Compliance with Environmental Law. The Company's business, as currently conducted, conforms in all material respects to all applicable environmental laws and regulations.

                 4.19 No Infringements. Neither the Company nor any Seller has received any notice of any infringement by the Company of patents, trademarks, trade name rights, copyrights or publication rights or others.

                 4.20 Restrictive Agreements. The Company is not restricted by agreement from carrying on its business anywhere in the world.

                 4.21 Banks; Brokerage Firms. Schedule 4.21 annexed hereto contains a list of (a) the names and addresses of all banks and brokerage firms in which the Company has accounts, safe deposit boxes, lock boxes or vaults and the account numbers relating thereto, and (b) the name of each person authorized to draw on any such account or to have access to such boxes or vaults.

                 4.22  Accounts Receivable.  Except as set forth in Schedule
4.22 annexed hereto, all accounts receivable (billed and unbilled) of the Company (net of reserves) are believed in good faith by Sellers to be collectible in the ordinary course of business, and no amount included in the accounts receivable of the Company as of September 30, 1995 has been or will have been at the Closing released for an amount less than the value at which it was included. The foregoing is not intended to be a guarantee by Sellers of the collectibility of the Company's accounts receivable.

                 4.23 No Union Contract. The Company is not a party to any collective bargaining agreement covering or relating to any of its employees and it has not recognized or received a demand for recognition by any collective bargaining representative.

                 4.24 Employment and Working Conditions. To the Sellers' best knowledge, the Company has complied with all applicable laws, rules and regulations relating to employment, including those relating to equal employment, wages, hours, collective bargaining, the withholding and payment of taxes and contributions, and the Occupational Safety and Health Act, except as to claim of Jamil Hershewe. The Company has not received any notice of any violation of any such law, rule or regulation. The Company has, and will have at the Closing,


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withheld all  amounts required to have been withheld from the salaries of its employees and there are no arrearages of wages nor is there any tax or penalty for failure to comply with the foregoing owed by the Company with respect to employees.

                 4.25 Trademarks and Licenses. The Company owns or has all appropriate authority for the use of all trademarks and licenses necessary for the operation of its business as presently being conducted, which trademarks and licenses are described on Schedule 4.25 annexed hereto. Such trademarks and licenses are subject to no pending, or to the best knowledge of Sellers, threatened challenge. Schedule 4.25 annexed hereto indicates which of such trademarks and licenses are used but not owned by the Company..

                 4.26 Investment Intent. Each Seller is purchasing the Watson Stock for investment purposes only and not with a view to the resale or public distribution of any such Shares, and such Seller will not sell or otherwise dispose of any such Watson Stock in violation of the Securities Act of 1933, as amended, or applicable state securities laws.

                 4.27 Information Concerning Purchaser. Each Seller has received a copy of Purchaser's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995, and Purchaser's proxy statement dated March 30, 1995, and has had the opportunity to ask questions of and obtain information from the officers of Purchaser in connection with the business, operations and prospects of Purchaser.

                 4.28 Transfer of Interests by Marencik and F Marencik Prior to Closing. Prior to the Closing, Marencik and F Marencik shall transfer to the Company their personal interest, including without limitation any interest held for either of them, in ventures or businesses related to the Company, including without limitation LaSIR Technology, L.L.C. ("LLC") and SIRAS North Central, except as otherwise provided in accordance with Schedule 7.7 annexed hereto.

                 4.29 No Negotiations with Others Prior to Closing. Prior to the Closing, the Sellers shall not, and shall cause the Company not to, negotiate with or enter into any agreements with any other party or enter into any transaction with respect to the stock of the Company, the LLC, SIRAS North Central, or any material assets or businesses of any of the foregoing.

                 4.30 Negotiations with Crump. Sellers shall fully cooperate with the Purchaser and the Company in negotiations with John Crump ("Crump") with respect to the Company's current commitment to issue to Crump or his designates a 30% interest in the LLC and with respect to all other matters between Crump and the Company. Sellers do not guarantee that the commitment to issue Crump or his designates a 30% interest in the LLC can be altered through negotiation.

         5.  Representations, Warranties and Covenants of Purchaser.

Purchaser represents, warrants and covenants to Sellers as follows:

                 5.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized and approved by all necessary and proper corporate action and contains the legal, valid and binding agreement and obligation of Purchaser.

                 5.2 Investment Intent. Purchaser represents that it is purchasing the Shares for investment purposes only and not with a view to the resale or public distribution of any such Shares, and Purchaser will not sell or otherwise dispose of any such Shares in violation of the Securities Act of 1933, as amended, or applicable state securities laws.


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                 5.3  No Consents, Approvals, Violations or Breaches. Except as
set forth in Schedule 5.3 annexed hereto, neither the execution and delivery of the Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any provision hereof, will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (b) violate any provision of the certificate or articles of incorporation or by-laws of Purchaser, (c) violate any statute, law, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its properties or assets, (d) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed or trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound or affected, except where such violation, conflict, breach, default termination, or acceleration would not have a material adverse effect on the business, operations or financial condition of Purchaser, or (e) result in the creation or imposition of any material claim, lien, charge, or encumbrance of any nature whatsoever upon, or give to others any material claim, interest or rights, including rights of termination or cancellation in, or with respect to, any of the property, assets, contracts, licenses or business of Purchaser. Purchaser is not in violation of, or in default under, any terms or provisions of its certificate of incorporation or by-laws or any material lien, mortgage, lease, indenture, agreement, instrument, order, judgment, decree or law to which it is a party or by which it is or any of its properties or assets are bound.

                 5.4 Brokers. None of Purchaser or its affiliates has engaged any broker in connection with the transactions contemplated by this Agreement and no person or entity acting on behalf of Purchaser is or will be entitled to any brokerage fee, commission, finder's fee or financial advisory fee, directly or indirectly, from Purchaser or any of its affiliates in connection with the transactions contemplated by this Agreement.

                 5.5 Sale Or Merger of Company Subsequent to Closing. During the period that Marencik is a substantially full-time employee of the Company pursuant to the employment agreement annexed hereto as Exhibit 2.1, Purchaser agrees that (a) the Company will not be sold to or merged with any party other than a majority-owned subsidiary of the Purchaser without the express written consent of Marencik, (b) the Company's general business activity or primary technology will not be sold to any party other than a majority-owned subsidiary of the Purchaser without the express written consent of Marencik, and (c) the cash assets of the Company will not be withdrawn by the Purchaser without the written consent of Marencik, which consent shall not be unreasonably withheld, keeping in mind the cash needs of the Company to conduct is business activity.

                 5.6 Interest of Crump in the LLC. With respect to any equity interest in the LLC to be received by Crump (in an amount not to exceed 30% of the total interests in the LLC) as described in Section 4.30 above, Purchaser acknowledges that such equity interest will reduce the Company's equity interest in the LLC.

                 5.7 No Termination of Plans. The Purchaser agrees that it will not cause the Company to terminate any of the Plans set forth in Schedule
4.10 prior to the earlier of (a) twelve months from the Closing, or (b) such time as the provider of any such Plan either cancels the Plan or increases the premiums or other payments to be made by the Company for such Plan by more than 10%. In the event any such Plan is terminated other than in accordance with the foregoing, such Plan shall be replaced with a plan providing reasonably equivalent benefits.

                 5.8 Financial Condition of Purchaser. Purchaser's performance of its obligations hereunder does not place Purchaser in an insolvent financial condition subject to an action for voluntary or involuntary bankruptcy proceedings or receivership.

                 5.9 Litigation. Except as set forth in Schedule 5.9 annexed hereto, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending, or to the knowledge of Purchaser threatened, against Purchaser or a subsidiary or the property of the Purchaser.

         6. Corporate Investigation by Purchaser. During the period between the date of this Agreement and the Closing, Purchaser will have the right to conduct such legal, financial and other investigations of the Company as Purchaser may deem advisable. Sellers shall give, and shall cause the Company and its officers, directors and employees to give Purchaser, its attorneys, accountants and other representatives full access to conduct, and shall fully cooperate in, such investigations and shall make available to Purchaser, its attorneys, accountants and other representatives all records and information, and such personnel and professional advisors of the Company, as may be reasonably requested in connection therewith. In the event that the transaction contemplated by this Agreement is not consummated, (a) Purchaser will keep confidential all information furnished to it by the Company or Sellers, except to the extent any such information may be available to Purchaser from sources generally available to the public and except as otherwise required by law or court order and (b) Purchaser will destroy or return to the Company all documents, instruments, work papers and other materials submitted by the Company or Seller or any of their respective agents or representatives to Purchaser or any of its agents or representatives, and will not use any such confidential information regarding the Company for any purpose whatsoever. Without limiting the foregoing, the existing confidentiality and non-disclosure agreement between the parties shall continue in effect until the Closing Date and thereafter in the event the transaction contemplated by this Agreement is terminated. A copy of said agreement is attached hereto as Exhibit 6. Except as otherwise required by law or permitted by this Agreement or the agreement attached as Exhibit 6 hereto, the parties hereto agree not to release or disclose to any third party except their legal counsel or accountants the information contained in the schedules and exhibits annexed hereto.

         7. Conditions to Obligations of Purchaser. The obligations of Purchaser hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions (unless waived in writing by Purchaser):

                 7.1 No Proceedings. No investigation, action or proceeding by or before any court or other governmental body shall have been commenced or threatened, and no inquiry shall have been received that in the opinion of Purchaser's counsel may lead to an action or proceeding to restrain or otherwise challenge any of the transactions contemplated hereby.

                 7.2 True Representations and Warranties. The representations and warranties of Sellers shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and each and all of the agreements of Sellers to be performed or complied with pursuant to the terms of this Agreement shall have been duly performed and complied with and each Seller shall have delivered to Purchaser at Closing a signed certificate dated the Closing Date to such effect. For purposes of this Section 7.2 only, "material" shall mean a value or requiring the payment of amounts in excess, individually or in the aggregate, of $15,000.

                 7.3 Employment Agreements. The Company shall have entered into employment agreements with Marencik and F Marencik substantially in the forms annexed hereto as Exhibit 2.1(a) and 2.1(b).

                 7.4 Consents. All required consents of third parties and governmental agencies shall have been obtained and Purchaser shall have received evidence thereof.

                 7.5 No Material Adverse Change in Business. There shall have occurred no material adverse change in the Company's business, prospects, assets, operating results or financial condition since September 30, 1995, except as otherwise disclosed in writing to Purchaser by Sellers after said date and prior to the date of this Agreement.

                 7.6 Due Diligence. Purchaser shall have approved the results of the due diligence investigation of the Company and its business undertaken by Purchaser, its counsel and/or other advisors, which approval shall not be unreasonably withheld by Purchaser.

                 7.7 Occurrence of Certain Transactions. The transactions identified on Schedule 7.7 annexed hereto have occurred on the terms set forth on Schedule 7.7 or on such other terms as are approved in writing by Purchaser and Marencik.

                 7.8 Modification of Lease. The lease between the Company and Marencik and F Marencik relating to 4325 Warwick, Kansas City, Missouri shall be modified in accordance with Schedule 7.8 annexed hereto.

                 7.9 Receipt of Audited Financial Statements. Purchaser shall have received, not less than 24 hours prior to the Closing, a copy of the audited financial statements of the Company for the twelve months ended September 30, 1995.

         8. Conditions to Obligations of Sellers. The obligations of the Sellers hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions (unless waived in writing by Sellers):

                 8.1 No Proceedings. No investigation, action or proceeding by or before any court or other governmental body shall have been received that in the opinion of Sellers' counsel may lead to an action or proceeding to restrain or otherwise challenge any of the transactions contemplated hereby.

                 8.2 True Representations and Warranties. The representations and warranties of Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and each and all of the agreements of Purchaser to be performed or complied with pursuant to the terms of this Agreement shall have been duly performed and complied with.

                 8.3 Employment Agreements. The Company shall have entered into employment agreements with Marencik and F Marencik substantially in the forms annexed hereto as Exhibits 2.1(a) and (b).

                 8.4 Consents. All required consents of third parties and governmental agencies shall have been obtained and Sellers shall have received evidence thereof.

                 8.5 Escrow Agreement. At the Closing, the Purchaser and the Sellers shall enter into an escrow agreement in the form of Exhibit 8.5 hereto and Purchaser shall deliver the Shares to the escrow agent.

         9. Conduct of Business Until Closing Date. Sellers covenant and agree that from the date hereof to the Closing Date, (a) they will take all reasonable steps to assure that there is no material change in the financial condition of LLC and SIRAS North Central; (b) they will cause the Company to conduct its business in a normal manner in accordance with its normal, historical business practices with respect to all facets of its operation; and (c) they will use good faith in their management of the Company and will consult with Purchaser prior to making any material changes, including without limitation drawing down on the Company's SBA loan or employing top level executives.

         10. Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of Purchaser, the representations and warranties of the Sellers contained in this Agreement shall be continuing representations and warranties and shall survive the Closing for a period of one year after the Closing Date; provided, however, that the representations and warranties with respect to taxes and tax liabilities of the Company contained in Section 4.6 and with respect to compliance with environmental laws contained in Section 4.18 shall be continuing representations and warranties and shall survive the Closing for a period of five years.

         11.  Indemnification.

                 11.1 Indemnification by Marencik and F Marencik. From and after the Closing, Marencik and F Marencik shall indemnify and hold harmless the Purchaser and the Company from and against any losses, claims, damages, causes of action, assessments, liabilities, costs or expenses (including without limitation all interest or penalties which are assessed against the Company and attorneys' reasonable fees and disbursements) of the Company which result from actions or inactions by EnviroQuest prior to the Closing and which are not disclosed in this Agreement and the Schedules hereto as in effect at the Closing ("Undisclosed Liabilities"), provided that the Undisclosed Liabilities either (a) were known by Marencik prior to the Closing, or (b) resulted from the intentional misconduct of Marencik. As used in this Section 11.1, "intentional misconduct" shall be determined by arbitration pursuant
Section 12.6.

                 11.2 Indemnification by the Company. From and after the Closing, the Company shall indemnify and hold harmless Marencik and F Marencik, to the extent permitted by law, from and against any losses, claims, damages, causes of action, assessments, liabilities, costs or expenses (including without limitation all interest or penalties which are assessed and attorneys' reasonable fees and disbursements) of Marencik or F Marencik which result from actions or inactions by such person which arise out of his or her relationship with the Company prior to the Closing, other than Undisclosed Liabilities (as defined in Section 11.1) which either (a) were known by Marencik or F Marencik prior to the Closing, or (b) resulted from the intentional misconduct of Marencik or F Marencik. In addition, and without limiting the foregoing, the Company shall indemnify and hold harmless Marencik, to the extent permitted by law, from the claims now pending in the litigation described in Schedule 11.2 annexed hereto, provided that the representations set forth in Schedule 11.2 with respect to the litigation are true and correct in all material respects.

                 11.3 Notice; Right to Defend. Promptly after service of notice of any claim or of process by any third person in any matter in respect of which indemnity may be sought pursuant to this Section 11, the indemnified party shall notify the indemnifying party of the receipt thereof. Unless the indemnifying party shall notify the indemnified party that it or they elect to assume the defense of any such claim or process or the settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense and in no event later than ten days following the aforesaid notice), the indemnified party shall have the exclusive right to defend, settle or pay the same. The indemnified party shall not be liable to the indemnifying party for any legal or other expense in connection with any such defense undertaken by the indemnifying party. The defending party shall (a) settle or defend such claim or proceeding with reasonable diligence; (b) cooperate with the other parties in the investigation and analysis of such claim or proceeding; (c) afford the other parties reasonable access to such relevant information as it may have in its possession; and (d) keep the other parties reasonably informed regarding such claim or proceeding. The generality of the foregoing notwithstanding, the indemnified party shall not settle any such claim or proceeding without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

         12.  Miscellaneous.

                 12.1 Limitation on Liability of Wilkinson and Sherwood. Notwithstanding anything to the contrary in this Agreement, in no event shall the liability of Wilkinson or Sherwood to Purchaser as a result of any material breach of a representation or warranty by Sellers in this Agreement, or otherwise relating to this Agreement, exceed the amount of funds actually received by Wilkinson or Sherwood, as the case may be, from Purchaser pursuant to this Agreement.

                 12.2 Assignment. Except as otherwise provided herein, this Agreement may not be assigned by any party without the prior written consent of the other parties. Notwithstanding the foregoing, however, Purchaser may assign all or any part of its right, title or interest in this Agreement to a wholly owned subsidiary of Purchaser, provided however that no such assignment will release Purchaser from any of its obligations hereunder. This Agreement shall be binding upon the parties hereto, their successors in interest and permitted assignees.

                 12.3 Notices. Any notices or other communications required or permitted hereunder will be in writing and will be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or by recognized overnight air courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) as follows:

         If to Sellers:

                 John Marencik
                 c/o EnviroQuest Technologies, Ltd.
                 4501 Madison Avenue, Suite 200
                 Kansas City, Missouri 64111

                 Frances E. Marencik
                 Wallace Reserve  2
                 Route 4
                 Lees Summit, Missouri 64063

                 Richard P. Wilkinson
                 7221 Churston Lane
                 University Park, Florida 34201

                 Roger H. Sherwood
                 13815 Woodward
                 Overland Park, Kansas 66223

         with a copy to:

                 James E. Ewan, Esq.
                 Phillips, McElligott, Ewan, Hall & Kimminau, P.C.
                 233 West Walnut
                 Independence, Missouri 64050-3878

         If to Purchaser:

                 Watson General Corporation
                 32-B Mauchly
                 Irvine, CA 92718
                 Attention: Ronald G. Crane, President

         with a copy to:

                 Edward T. Swanson, Esq.
                 Swanson & Meepos
                 100 Wilshire Boulevard, Suite 200
                 Santa Monica, California, California 90401

         If to the Company:

                 Roger H. Sherwood, President
                 EnviroQuest Technologies, Ltd.
                 4501 Madison Avenue, Suite 200
                 Kansas City, Missouri 64111

         with a copy to:

                 William L Hall, Esq.
                 Phillips, McElligott, Ewan, Hall & Kimminau, P.C.
                 233 West Walnut
                 Independence, Missouri 64050-3878

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.

                 12.4 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire understanding of the parties relating to the subject agreements and understandings, whether oral or written, relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be binding or effective unless expressed in writing and signed by each party.

                 12.5 No Waiver. The waiver by any party of the breach of any of the terms and conditions of, or any right under, this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition or of any similar right. No such waiver shall be binding or effective unless expressed in writing and signed by the party giving such waiver.

                 12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri.

                 12.7 Arbitration Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant hereto, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument shall be resolved by binding arbitration to be held in Jackson County, Missouri in accordance with the commercial rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction. The losing party in such arbitration shall pay all the costs and expenses of such arbitration and all the reasonable counsel fees and expenses of the other party thereto.

                 12.8 Costs Incident to Agreement. Except as otherwise expressly provided herein, each of the parties hereto will pay all the costs incurred by it incident to the preparation, execution or delivery of this Agreement or the performance of its obligations hereunder, including, without limitation, the fees and disbursements of its counsel, accountants and consultants. Notwithstanding the foregoing, the Company shall pay the reasonable fees and expenses incurred by the Sellers relating to this Agreement in an amount which shall not exceed Fifty Thousand Dollars ($50,000.00).

                 12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

                 12.10 Pronouns. Any masculine, feminine or neuter personal pronoun shall be considered to mean the corresponding masculine, feminine or neuter personal pronoun, as the context requires.

                 12.11 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                 12.12 Modification. This Agreement may be modified only by a written instrument duly executed by each party.

                 12.13 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

                 12.14 Interpretation. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                          PURCHASER:

                             WATSON GENERAL CORPORATION


                             By: /s/Ronald G. Crane
                                 -------------------------------
                                 Ronald G Crane, President


                          SELLERS:


                                 /s/ John Marencik
                                 -------------------------------
                                 JOHN MARENCIK



                                 /s/ Frances E. Marencik
                                 -------------------------------
                                 FRANCES E. MARENCIK



                                 /s/ Richard P. Wilkinson
                                 -------------------------------
                                 RICHARD P. WILKINSON



                                 /s/ Roger H. Sherwood
                                 -------------------------------
                                 ROGER H. SHERWOOD


                          COMPANY:

                                 ENVIROQUEST TECHNOLOGIES, LTD.



                                 By /s/ Roger Sherwood
                                 -------------------------------
                                 Roger Sherwood, President